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                                                                   EXHIBIT 10.21



                                                               February 10, 2000

Mr. John E. DeWolf III

----------------------

----------------------

Dear John:

         This letter sets forth our understanding and agreement with respect to your resignation as Senior Vice President - Real Estate of Venator Group, Inc. (the "Company"), and sets forth the arrangements to which we have agreed.

         1. Termination of Employment. Your employment with the Company shall continue through February 29, 2000 (the "Termination Date"). You shall resign as Senior Vice President - Real Estate of the Company and from all other positions you may hold with the Company or any of its subsidiaries or affiliates as of January 29, 2000, and you shall execute and deliver a letter of resignation in the form annexed hereto as Exhibit A as of such date.

         2. Payments. Provided you continue to be employed by the Company on the Termination Date and have satisfactorily performed your responsibilities through January 29, 2000, including cooperating in the transfer of your responsibilities to your successor, the Company shall make the following payments to you:

                  (a) On the Termination Date, the amount of $420,000, which represents the amount payable to you pursuant to the provisions of the Company's applicable severance plan.

                  (b) On the Termination Date, in accordance with the Company's normal policies and practices, (i) salary and reimbursement of any business expenses related to the period prior to the Termination Date and (ii) an amount in lieu of any accrued but unused vacation as of January 29, 2000.

                  (c) You shall be eligible to receive a payment under the Company's Annual Incentive Compensation Plan for the 1999 fiscal year in accordance with the terms of such plan. Such payment, if any, would be made on or before April 30, 2000.
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                  (d) You shall be eligible to receive payments under the
Company's Long-Term Incentive Compensation Plan for the Performance Periods ending January 29, 2000 pursuant to the provisions of that plan. Such payments, if any, would be made on or before April 30, 2000.

                  (e) All amounts payable to you hereunder shall be subject to appropriate withholding for federal, state, and local income taxes.

         3. Stock Option and Stock Purchase Plans.

                  (a) All unexercised stock options granted to you prior to the date hereof, and not exercised or cancelled on or before the Termination Date, pursuant to the provisions of the Venator Group 1995 and 1998 Stock Option and Award Plans (the "Option Plans"), shall remain exercisable in accordance with the relevant provisions of the Option Plans. Your "effective date of termination" for purposes of the Option Plans shall be the Termination Date and your termination shall, for the purposes of such plans, be treated as your resignation from your position with the Company.

                  (b) Your right to participate in the 1994 Venator Group Employees Stock Purchase Plan shall be in accordance with the terms of such plan and shall cease as of the Termination Date.

         4. Pension Benefits. You are not vested in the Venator Group Retirement Plan and the Excess Cash Balance Plan, and you shall not be entitled to any payments or other benefits from such plans or from the Supplemental Executive Retirement Plan.

         5. Other Benefits.

                  (a) You agree that you will not accrue any vacation for the period of January 30, 2000 to your Termination Date.

                  (b) You shall be entitled, to the extent permitted under legal and underwriting requirements, if any, to participate during the one-year period following the Termination Date in any group medical, dental, or life insurance plan you participated in prior to your Termination Date under substantially similar terms and conditions as an active employee, provided that your participation in such group medical, dental and life insurance benefits shall correspondingly cease at such time as you become eligible for a future employer's medical, dental and/or life insurance coverage (or would become eligible if you did not waive coverage). Your entitlement to elect continuation coverage under the Company's group health plans pursuant to COBRA shall commence on the earlier of the date participation in such plans ceases

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or the end of such one-year period. Notwithstanding the foregoing, you may not continue to participate in such plans on a pre-tax or tax favored basis. Your participation in any group disability or voluntary accidental death and dismemberment plans for active employees of the Company shall cease on the Termination Date.

         6. Confidentiality and Competition.

                  (a) You will not communicate or disclose to any unauthorized person, or use for your own account, without the prior written consent of the Chief Executive Officer of the Company, nonpublic information of any kind concerning the Company or any of its subsidiaries or affiliates, including, but not limited to, nonpublic information concerning finances, financial plans, accounting methods, strategic plans, operations, personnel, organizational structure, methods of distribution, suppliers, customers, client relationships, marketing strategies, real estate strategies or the like ("Confidential Information"). You shall not, between the date hereof and the Termination Date, remove any Confidential Information from the offices of the Company and you shall, on or before the Termination Date, return all Confidential Information in your possession, in whatever form, to the Company. The existence of this agreement and the terms hereof shall be considered to be Confidential Information. It is understood, however, that the obligations set forth in this paragraph shall not apply to the extent that the aforesaid matters (a) are disclosed in circumstances in which you are legally required to do so or (b) become generally known to and available for use by the public other than by your wrongful act or omission.

                  (b) You shall not, without the prior written consent of the Chief Executive Officer of the Company, for the one-year period following your Termination Date engage in Competition. As used herein, "Competition" shall mean the (i) participating, directly or indirectly, as an individual proprietor, stockholder, officer, employee, director, joint venturer, investor, lender, or in any capacity whatsoever (within the United States of America, or in any country where the Company, including its subsidiaries and affiliates, does business) in (A) a business in competition with the retail, catalog, or on-line sale of athletic footwear, athletic apparel and sporting goods conducted by the Company and its subsidiaries and affiliates (the "Athletic Business"), or (B) a business that in the prior fiscal year supplied product for the Athletic Business to the Company or any of its subsidiaries or affiliates having a value of $20 million or more at cost to the Company or any of its subsidiaries or affiliates; provided, however, that such participation shall not include (X) the mere ownership of not more than 1 percent of the total outstanding stock of a publicly held company; (Y) the performance of services for any enterprise to the extent such services are not performed, directly or indirectly, for a business in competition with the Athletic Business or for a business which supplies product to the

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Company or its subsidiaries or affiliates for the Athletic Business; or (Z) any activity engaged in with the prior written approval of the Chief Executive Officer of the Company; or (ii) intentional recruiting, soliciting or inducing, of any employee or employees of the Company or its subsidiaries or affiliates to terminate their employment with, or otherwise cease their relationship with the Company or its subsidiaries or affiliates where such employee or employees do in fact so terminate their employment. If any restriction set forth with regard to Competition is found by any court of competent jurisdiction or an arbitrator to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend over the maximum period of time, range of activities, or geographic area as to which it may be enforceable.

         (c) If you engage in such wrongful conduct or otherwise violate the provisions of this Section 6, you will forfeit your entitlement to any rights granted by this letter agreement (except as otherwise provided under applicable law) and the Company shall not have any further obligation under this letter agreement. In addition, you agree that the Company shall have such other rights, including but not limited to injunctive relief, as may be provided under applicable law. You acknowledge that a violation by you of the provisions of this Section 6 would cause irreparable injury to the Company for which there would be no adequate remedy at law.

         7. Release from Claims. In consideration of all of the foregoing, you, for yourself and for your heirs, executors, administrators, successors, and assigns, hereby agree to release and forever discharge the Company and its subsidiaries and affiliates, and their respective officers and directors, from any and all actions, causes of action, claims, demands, and liabilities of whatsoever nature arising out of, or in connection with, your employment with the Company and any of its subsidiaries and affiliates, or otherwise, whether arising before or after the date hereof. The foregoing shall include, but not be limited to, any claim of employment discrimination under the Age Discrimination in Employment Act of 1967, the New York State Human Rights Law, or any other federal or state labor relations law, equal employment opportunity law, or civil rights law, regulation or order. Federal law requires that we advise you to consult with an attorney of your choice (at your own cost). In addition, federal law also provides that you have 21 days from the date of this letter to consider your decision to agree to the terms of this agreement, including any release of the Company and its subsidiaries, from liability as provided in this paragraph. Furthermore, you have the right to change your mind at any time within one week after signing. In addition, you hereby acknowledge that you have been given full opportunity to review this letter, including sufficient opportunity for appropriate review with any advisors selected by you. The foregoing shall not constitute a release of any and all claims you may have against the Company for breach of any of the provisions of this letter agreement.

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                  You understand and agree that the payments and benefits
provided for in this agreement shall be in lieu of any and all amounts that would be payable to you, and that no other amounts will be paid to you for any reason whatsoever.

         8. Assignment. Neither this letter agreement, nor any of the rights arising hereunder, may be assigned by you. You agree to execute such additional documents as the Company may require to carry out this letter agreement.

         9. Prior Agreement. The severance agreement entered into between the Company and you dated as of May 5, 1999 is hereby terminated without any further obligation of the parties thereto and shall be of no further force and effect.

         10. Consulting Agreement. You agree to enter into a consulting agreement with the Company covering your services on certain real estate projects, which agreement shall be substantially in the form attached hereto.

         11. Miscellaneous.

                  (a) This letter agreement represents our total understanding and agreement with regard to the subject matter hereof, and supersedes any previous discussions or writings. This letter agreement may not be amended or modified, and no term or provision hereof may be waived or discharged, unless agreed to in writing by you and the Company. The invalidity or unenforceability of any provision of this letter agreement shall not affect the validity or enforceability of any other provision hereof.

                  (b) The section headings herein are for convenience of reference only and shall not affect or be utilized in the construction or interpretation of this agreement.

                  (c) This letter agreement may be executed in counterparts, each of which, when so executed, shall be deemed an original and all of which, when taken together, shall constitute one and the same agreement.

                  (d) The offer of the Company contained in this letter agreement shall terminate and be of no further force and effect at 12:01 A.M. New York City time on the twenty-second day following the delivery of this letter to you, unless you have signed and returned the letter to us, unaltered, before such date and time.

         12. Governing Law. This letter agreement shall be governed by, and construed under, the laws of the State of New York applicable to contracts made between residents of such state and to be wholly performed in such state.

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         If this letter agreement correctly sets forth our agreement, please execute the duplicate copy of this letter agreement enclosed for that purpose, and deliver it to us, at which time this letter agreement shall serve as a binding and enforceable agreement between us.

                                            Very truly yours,
                                            VENATOR GROUP, INC.

                                            By:/s/ Dennis M. Lee
                                               --------------------------------
                                               Senior Vice President


Agreed:

/s/ John E. DeWolf III
-----------------------------
John E. DeWolf III


Witnessed:

/s/ Joanne Giallanza
-----------------------------
February 10, 2000

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                                    EXHIBIT A


                                       January _____________, 2000


Board of Directors
Venator Group, Inc.
233 Broadway
New York, NY  10279

Gentlemen and Ladies:

         I hereby resign my position as Senior Vice President - Real Estate of Venator Group, Inc., and from any other position as an officer or director that I may hold with Venator Group, Inc. or with any subsidiary or affiliate thereof, effective as of January 29, 2000. I understand that my employment with the Company will continue through February 29, 2000.

                                            Yours truly,

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                              CONSULTING AGREEMENT


         This Consulting Agreement, dated as of March 1, 2000, by and between Venator Group, Inc., a New York corporation (the "Company"), with an address at 233 Broadway, New York, New York 10279, and John E. DeWolf III (the "Consultant").

         In consideration of the premises and the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

         1. Consulting Services. The Company hereby retains the Consultant to provide real estate consulting services on the General Projects and the Philadelphia Project described in Schedule A hereto (the "Services"). In that regard, Consultant shall provide such specific Services not inconsistent with the description set forth in Schedule A as may, from time to time, be requested by the Chief Executive Officer of the Company.

         2. Term. The term of this agreement shall commence on March 1, 2000 and shall continue through June 30, 2000, unless sooner terminated as provided in
Section 3 hereof.

         3.       Termination.

                  (a) Subject to the following, this Agreement shall terminate automatically on June 30, 2000, and the Company shall have no further obligation hereunder from and after such date except as otherwise set forth herein.

                  (b) The Company may terminate this agreement immediately upon written notice to the Consultant upon the occurrence of any of the events identified in subsections (i) or (ii) below:

                           (i) the unreasonably willful failure of the
Consultant substantially to perform his duties hereunder, or

                           (ii) the willful engagement by the Consultant in
conduct which is, in the sole opinion of the Chief Executive Officer of the Company, in any way adverse to the Company, its subsidiaries, or affiliates, including, but not limited to engaging in acts proscribed by Section 9 hereof.

                  (c) This agreement will automatically terminate in the event of the death or disability of the Consultant.

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                  (d) The Consultant may terminate this agreement at any time upon 30 days prior written notice to the Company.

         4.       Consulting Fee.

                  (a) The Company shall pay to the Consultant the fee of $40,000 per month as payment for the Services the Consultant is to provide pursuant to this agreement. Such fee shall be payable within five business days after the last day of each month. No federal or state tax deductions shall be withheld from such fee.

                  (b) In addition to the fees payable pursuant to the provisions of Section 4(a), the Company shall pay to the Consultant the additional amount of $140,000 if, on or before June 30, 2000, the Company has either closed on, or executed a binding contract for, the sale of the property described in Schedule A under the heading "Philadelphia Project" for an amount no less than the sale price and the nonrefundable deposit set out in such schedule. Payment, if any, to the Consultant under this Section 4(b) shall be payable within 5 business days of the closing date of such project, but no payment shall be made to the Consultant if the closing on such property occurs after July 29, 2000.

                  (c) Payment for a portion of any period will be prorated.

         5. Reimbursement of Expenses. Upon receipt of appropriate documentation, the Company shall promptly reimburse Consultant for all travel and other business expenses incurred by him for travel undertaken at the request of the Company in the performance of the Services hereunder, subject to the Company's travel and reimbursement policies applicable to its management employees.

         6. Independent Contractor Relationship. The relationship between the Company and Consultant is an independent contractor relationship and nothing herein shall create an employer-employee relationship between the Company and Consultant. Consultant shall have no authority to act on behalf of the Company or to obligate the Company to any third party in any way except as expressly authorized in writing by a duly authorized officer of the Company.

         7. Intellectual Property Ownership. All materials and any inventions (whether or not patentable), works of authorship, programming (including but not limited to source code), trade secrets, ideas, concepts and trade or service marks (collectively, "inventions"), created, conceived, or prepared by or furnished to Consultant in the performance of the Services hereunder, shall belong exclusively to the Company. This agreement shall be deemed a transfer of any and all rights including copyright, trademark and patent rights, and any other intellectual property rights with respect to such inventions. Consultant agrees to execute any documents

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required by the Company to perfect its ownership rights to any such rights. In addition, upon request, Consultant shall turn over to the Company all originals (including source code) and all copies of any such materials and inventions in Consultant's possession. Consultant hereby waives any and all rights to any material or inventions generated pursuant to this agreement or conceived or developed in the performance of the Services hereunder. Consultant agrees that the Company may make any use of such material and inventions, whether foreseeable or unforeseeable at the time of execution of this agreement.

         8. Compliance with Law. Consultant shall comply with all applicable federal, state and local laws, ordinances, regulations and codes in the performance of the Services hereunder, including the procurement of permits and certificates where required. Consultant shall indemnify and hold the Company harmless from and against any loss, damages or expense arising from his failure to so comply.

         9.       Confidential Information and Competition.

                  (a) Without the prior written consent of the Chief Executive Officer of the Company, Consultant will not disclose (except to the extent necessary for the proper performance of the Services) or use for the Consultant's personal benefit any information acquired during the course of providing the Services hereunder respecting the Company or any of its subsidiaries or affiliates, including, but not limited to, trade secrets, real estate strategies, or information designated by the Company as confidential. Any documents, reports, working papers, programs, or other such items, whether written or recorded on magnetic tape, diskette, or any other medium prepared by Consultant in connection with the performance of the Services, shall be the exclusive property of the Company, and Consultant acknowledges and agrees that all tangible and intangible information revealed, obtained, or developed hereunder shall be considered confidential or proprietary information which shall not be disclosed to any third party, without the prior written consent of the Company.

                  (b) The Consultant shall not, without the prior written consent of the Chief Executive Officer of the Company, engage in Competition during the term of this agreement. As used herein, "Competition" shall mean the
(i) participating, directly or indirectly, as an individual proprietor, stockholder, officer, employee, director, joint venturer, investor, lender, or in any capacity whatsoever (within the United States of America, or in any country where the Company, including its subsidiaries and affiliates, does business) in (A) a business in competition with the retail, catalog, or on-line sale of athletic footwear, athletic apparel and sporting goods conducted by the Company and its subsidiaries and affiliates (the "Athletic Business"), or (B) a business that in the prior fiscal year supplied product for the Athletic Business to the Company or any of its subsidiaries or affiliates having a value of $20 million or

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more at cost to the Company or any of its subsidiaries or affiliates; provided, however, that such participation shall not include (X) the mere ownership of not more than 1 percent of the total outstanding stock of a publicly held company;
(Y) the performance of services for any enterprise to the extent such services are not performed, directly or indirectly, for a business in competition with the Athletic Business or for a business which supplies product to the Company or its subsidiaries or affiliates for the Athletic Business; or (Z) any activity engaged in with the prior written approval of the Chief Executive Officer of the Company; or (ii) intentional recruiting, soliciting or inducing, of any employee or employees of the Company or its subsidiaries or affiliates to terminate their employment with, or otherwise cease their relationship with the Company or its subsidiaries or affiliates where such employee or employees do in fact so terminate their employment. If any restriction set forth with regard to Competition is found by any court of competent jurisdiction or an arbitrator to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend over the maximum period of time, range of activities, or geographic area as to which it may be enforceable.

                  (c) The Consultant agrees that any breach of the terms of Sections 9(a) or 9(b) would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Consultant therefore agrees that in the event of a breach or threatened breach by the Consultant of the provisions of Sections 9(a) or 9(b), the Company shall be entitled to an immediate injunction and restraining order to prevent such breach or threatened breach or continued breach by the Consultant. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Consultant and the termination of this agreement pursuant to Section 3(b)(ii) hereof.

         10. Notices. Any notice to either party hereunder shall be in writing, and shall be deemed to be sufficiently given to or served on such party, for all purposes, if the same shall be personally delivered to such party, or sent to such party by certified mail, postage prepaid, at, in the case of the Company, the address of such party first given above and, in the case of the Consultant, his principal residence address as shown in the records of the Company. Notice to the Company shall be addressed to the General Counsel. Either party hereto may change the address to which notices are to be sent to such party hereunder by written notice of such new address given to the other party hereto. Notices shall be deemed given when received if delivered personally or three days after mailing if mailed as aforesaid.

         11. Applicable Law. This agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to its principles of conflicts of laws.

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         12. Arbitration. Any controversy or claim arising out of or relating to this agreement, or the breach thereof, shall be settled by arbitration in the City of New York, in accordance with the rules of the American Arbitration Association (the "AAA"). The decision of the arbitrator(s) shall be final and binding on the parties hereto, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The costs assessed by the AAA for arbitration shall be borne equally by both parties.

         13. Interpretation. If any provision of this agreement shall be declared invalid or unenforceable, the remainder of this agreement shall not be affected thereby, but rather is to be enforced to the greatest extent permitted by law. Headings in this agreement are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

         14.      Miscellaneous.

                  (a) Consultant shall not use the name of the Company or any of its subsidiaries or affiliates in any sales or marketing publication or advertisement without the prior written consent of the Company.

                  (b) Consultant shall not assign or transfer his interests or obligations under this agreement without the prior written consent of the Company.

                  (c) This agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be amended or modified except in writing, signed by both parties.


         IN WITNESS WHEREOF, the parties have executed this agreement as of the date first above written.


                                           VENATOR GROUP, INC.


                                           By:
                                                Senior Vice President


                                           By:
                                                 John E. DeWolf III

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                                   SCHEDULE A


         The Services shall consist of real estate consulting services with respect to the projects identified by the Company as follows:

         General Projects

- leasing and designing additional office space at 34th Street, New York, New York;

- relocating the European real estate office from London, England, to Amsterdam, the Netherlands;

- negotiating with the landlord for a buyout of the tenant interest in the lease on property located at Fulton Street, New York, and mitigating the loss with regard to the claim by the landlord for the alleged failure to operate the Foot Locker location at Jersey Gardens, New Jersey.

         Philadelphia Project

- the sale of property located at 1026-1044 Market Street, Philadelphia, Pennsylvania for a sale price of at least $7 million and a nonrefundable deposit in excess of $200,000.

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